Exhibit 99.1

Arrow Electronics Reports Third Quarter Earnings

Generates in Excess of $200 Million in Cash Flow from Operations

MELVILLE, N.Y.--(BUSINESS WIRE)--October 22, 2008--Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2008 net income of $76.1 million ($.64 and $.63 per share on a basic and diluted basis, respectively) on sales of $4.30 billion, compared with net income of $98.3 million ($.80 and $.79 per share on a basic and diluted basis, respectively) on sales of $4.03 billion in the third quarter of 2007. Sales increased 7 percent year over year. Pro forma to include the impact of the acquisition of LOGIX S.A. (“LOGIX”), sales increased 4 percent year over year. The company's results for the third quarters of 2008 and 2007 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended September 30, 2008, would have been $83.7 million ($.70 per share on both a basic and diluted basis) and net income for the quarter ended September 30, 2007, would have been $95.0 million ($.77 and $.76 per share on a basic and diluted basis, respectively).

“The volatility in the world’s economies and the virtual shutdown of the credit markets made the third quarter especially difficult. We delivered on our sales guidance and generated over $200 million in cash flow from operations, an increase of $30 million year over year, but fell short of our EPS guidance due to a changing product mix and competitive pricing pressure,” said William E. Mitchell, chairman and chief executive officer. “There is no doubt that market conditions will continue to be challenging, and in response to the rapidly changing environment, we will make the appropriate and necessary decisions and adjustments to our business model to ensure continuing and profitable success and long-term sustainability. We continue to believe our strategic foundation is correct, and we have the financial strength and flexibility to continue to pursue those strategies. At the same time, prudent management requires that we stay closely attuned to rapidly changing and volatile market conditions, and we will do so.”

Global enterprise computing solutions (“ECS”) sales of $1.31 billion increased 12 percent year over year. Pro forma to include the impact of the acquisition of LOGIX, sales increased 2 percent year over year. “ECS sales were in line with our guidance range, as double-digit year-over-year growth in storage, software and services was offset by weakness in servers. In North America, operating income margin increased nearly 9 percent year over year. As has been widely reported, the increasing uncertainty in the global macroeconomic environment has caused IT spending to soften and as a result, our customer base became more cautious in the latter part of the third quarter,” added Michael J. Long, president and chief operating officer.

Global components sales of $2.99 billion increased 5 percent year over year. “In our global components business, while sales were in line with expectations, operating performance was impacted by a slowdown in the more profitable business in North America and Europe and the increased contribution of business from Asia Pacific. Overall, the market continues to be cautious, with the macroeconomic situation causing our customers and suppliers to carefully evaluate their business needs,” Mr. Long said.

The company's results for the third quarter of 2008 and 2007 include the items outlined below that impact their comparability:

  During the third quarter of 2008, the company recorded a restructuring and integration charge of $11.0 million ($7.6 million net of related taxes or $.06 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies.
  During the third quarter of 2007, the company recorded a restructuring and integration charge of $4.5 million ($2.7 million net of related taxes or $.02 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and the acquisition of KeyLink.
  During the third quarter of 2007, the company recorded an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the reduction in the statutory tax rate in Germany.

NINE-MONTH RESULTS

Arrow’s net income for the first nine months of 2008 was $258.2 million ($2.13 and $2.11 per share on a basic and diluted basis, respectively) on sales of $12.67 billion, compared with net income of $293.8 million ($2.38 and $2.36 per share on a basic and diluted basis, respectively) on sales of $11.57 billion in the first nine months of 2007. Sales in the first nine months of 2008 increased 10 percent year over year. Pro forma to include the impact of the acquisitions of LOGIX and KeyLink Systems Group, sales increased 5 percent year over year.

Net income for the first nine months of 2008 includes a restructuring and integration charge of $25.7 million ($17.7 million net of related taxes or $.15 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a charge, including legal fees, related to a preference claim from 2001 of $12.9 million ($7.8 million net of related taxes or $.06 per share on both a basic and diluted basis). Excluding these items, net income would have been $283.7 million ($2.34 and $2.32 per share on a basic and diluted basis, respectively) for the first nine months of 2008.

Net income for the first nine months of 2007 includes restructuring and integration charges of $1.8 million ($0.4 million net of related taxes), primarily related to initiatives taken by the company in the period to improve operating efficiencies and the acquisition of KeyLink, and an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a decrease in deferred income taxes as a result of a reduction in the statutory tax rate in Germany. Excluding these items, net income would have been $288.2 million ($2.34 and $2.31 per share on a basic and diluted basis, respectively) for the first nine months of 2007.

GUIDANCE

“Given the poor economic conditions and unprecedented volatility in the financial markets, our visibility is more limited than normal. Taking this into account, we believe it is prudent to provide a wider than normal guidance range to account for the greater degree of uncertainty. Looking ahead, we believe total fourth quarter sales will be between $4.05 and $4.45 billion, with global component sales between $2.45 and $2.75 billion and global enterprise computing solutions sales between $1.60 and $1.70 billion. We expect earnings per share, on a diluted basis, excluding any charges, to be in the range of $.60 to $.68,” said Paul J. Reilly, senior vice president and chief financial officer.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives and certain legal and tax matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income, as reported	$131,776	$157,509	$440,877	$493,322
Restructuring and integration charges	11,037	4,512	25,711	1,790
Preference claim from 2001	-	-	12,941	-
Operating income, as adjusted	$142,813	$162,021	$479,529	$495,112

Net income, as reported	$76,070	$98,324	$258,156	$293,829
Restructuring and integration charges	7,635	2,674	17,723	438
Preference claim from 2001	-	-	7,822	-
Deferred tax adjustment*	-	(6,024)	-	(6,024)
Net income, as adjusted	$83,705	$94,974	$283,701	$288,243

Net income per basic share, as reported	$.64	$.80	$2.13	$2.38
Restructuring and integration charges	.06	.02	.15	-
Preference claim from 2001	-	-	.06	-
Deferred tax adjustment*	-	(.05)	-	(.05)
Net income per basic share, as adjusted	$.70	$.77	$2.34	$2.34

Net income per diluted share, as reported	$.63	$.79	$2.11	$2.36
Restructuring and integration charges	.06	.02	.15	-
Preference claim from 2001	-	-	.06	-
Deferred tax adjustment*	-	(.05)	-	(.05)
Net income per diluted share, as adjusted	$.70	$.76	$2.32	$2.31

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

*	During the third quarter and first nine months of 2007, the company recorded an income tax benefit of $6.0 million, net ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the statutory tax rate change in Germany. These deferred income taxes primarily related to the amortization of intangible assets for income tax purposes, which are not amortized for accounting purposes.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Sales	$4,295,314	$4,030,363	$12,671,282	$11,566,010
Costs and expenses:
Cost of products sold	3,731,459	3,477,806	10,908,665	9,894,852
Selling, general and administrative expenses	403,542	373,796	1,230,893	1,127,958
Depreciation and amortization	17,500	16,740	52,195	48,088
Restructuring and integration charge	11,037	4,512	25,711	1,790
Preference claim from 2001	-	-	12,941	-
	4,163,538	3,872,854	12,230,405	11,072,688
Operating income	131,776	157,509	440,877	493,322
Equity in earnings of affiliated companies	2,073	2,172	5,359	5,842
Interest expense, net	24,809	24,273	74,010	75,376
Income before income taxes and minority interest	109,040	135,408	372,226	423,788
Provision for income taxes	32,863	36,554	113,801	127,593
Income before minority interest	76,177	98,854	258,425	296,195
Minority interest	107	530	269	2,366
Net income	$76,070	$98,324	$258,156	$293,829
Net income per share:
Basic	$.64	$.80	$2.13	$2.38
Diluted	$.63	$.79	$2.11	$2.36
Average number of shares outstanding:
Basic	119,541	123,161	121,226	123,321
Diluted	120,384	124,292	122,118	124,598

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$243,437	$447,731
Accounts receivable, net	3,091,544	3,281,169
Inventories	1,777,844	1,679,866
Prepaid expenses and other assets	191,192	180,629
Total current assets	5,304,017	5,589,395
Property, plant and equipment, at cost:
Land	41,033	41,553
Buildings and improvements	177,442	175,979
Machinery and equipment	673,037	580,278
	891,512	797,810
Less: Accumulated depreciation and amortization	(470,905)	(442,649)
Property, plant and equipment, net	420,607	355,161
Investments in affiliated companies	48,561	47,794
Cost in excess of net assets of companies acquired	1,964,104	1,779,235
Other assets	354,785	288,275
Total assets	$8,092,074	$8,059,860
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,357,591	$2,535,583
Accrued expenses	524,088	438,898
Short-term borrowings, including current portion of
long-term debt	40,008	12,893
Total current liabilities	2,921,687	2,987,374

Long-term debt	1,218,719	1,223,337
Other liabilities	259,326	297,289
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2008 and 2007
Issued – 125,048 and 125,039 shares in 2008 and 2007, respectively	125,048	125,039
Capital in excess of par value	1,031,390	1,025,611
Retained earnings	2,442,900	2,184,744
Foreign currency translation adjustment	304,947	312,755
Other	(21,330)	(8,720)
	3,882,955	3,639,429
Less: Treasury stock (5,750 and 2,212 shares in 2008 and
2007, respectively), at cost	(190,613)	(87,569)
Total shareholders' equity	3,692,342	3,551,860
Total liabilities and shareholders' equity	$8,092,074	$8,059,860

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$76,070	$98,324
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	17,500	16,740
Amortization of stock-based compensation	3,343	5,440
Amortization of deferred financing costs and discount on notes	474	531
Equity in earnings of affiliated companies	(2,073)	(2,172)
Minority interest	107	530
Deferred income taxes	14,007	(2,533)
Restructuring and integration charge	7,635	2,674
Excess tax benefits from stock-based compensation arrangements	3	(622)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	177,072	16,728
Inventories	87,631	(17,055)
Prepaid expenses and other assets	7,225	(14,140)
Accounts payable	(156,186)	56,036
Accrued expenses	(7,667)	19,159
Other	(22,914)	(8,248)
Net cash provided by operating activities	202,227	171,392
Cash flows from investing activities:
Acquisition of property, plant and equipment	(43,148)	(41,527)
Cash consideration paid for acquired businesses	(46,751)	(43,248)
Other	(172)	(40)
Net cash used for investing activities	(90,071)	(84,815)
Cash flows from financing activities:
Change in short-term borrowings	(18,796)	(15,299)
Repayment of long-term borrowings	(1,564,300)	(887,434)
Proceeds from long-term borrowings	1,444,972	887,400
Proceeds from exercise of stock options	1,537	4,691
Excess tax benefits from stock-based compensation arrangements	(3)	622
Repurchases of common stock	(13,102)	(42,925)
Net cash used for financing activities	(149,692)	(52,945)
Effect of exchange rate changes on cash	(3,510)	4,978
Net (decrease)/increase in cash and cash equivalents	(41,046)	38,610
Cash and cash equivalents at beginning of period	284,483	278,997
Cash and cash equivalents at end of period	$243,437	$317,607

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$258,156	$293,829
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	52,195	48,088
Amortization of stock-based compensation	13,017	17,212
Amortization of deferred financing costs and discount on notes	1,616	1,609
Equity in earnings of affiliated companies	(5,359)	(5,842)
Minority interest	269	2,366
Deferred income taxes	11,251	(465)
Restructuring and integration charge	17,723	438
Preference claim from 2001	7,822	-
Excess tax benefits from stock-based compensation arrangements	(228)	(7,315)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	332,617	(114,763)
Inventories	(40,092)	159,609
Prepaid expenses and other assets	(6,976)	(12,379)
Accounts payable	(313,281)	200,615
Accrued expenses	51,560	51,065
Other	(36,255)	(3,805)
Net cash provided by operating activities	344,035	630,262
Cash flows from investing activities:
Acquisition of property, plant and equipment	(112,519)	(102,894)
Cash consideration paid for acquired businesses	(319,865)	(539,315)
Proceeds from sale of facilities	-	12,996
Other	(380)	178
Net cash used for investing activities	(432,764)	(629,035)
Cash flows from financing activities:
Change in short-term borrowings	(10,512)	(40,663)
Repayment of long-term borrowings	(2,988,950)	(1,791,351)
Proceeds from long-term borrowings	2,988,649	1,989,900
Repayment of senior notes	-	(169,136)
Proceeds from exercise of stock options	4,371	51,118
Excess tax benefits from stock-based compensation arrangements	228	7,315
Repurchases of common stock	(115,763)	(75,684)
Net cash used for financing activities	(121,977)	(28,501)
Effect of exchange rate changes on cash	6,412	7,151
Net decrease in cash and cash equivalents	(204,294)	(20,123)
Cash and cash equivalents at beginning of period	447,731	337,730
Cash and cash equivalents at end of period	$243,437	$317,607

This interim report is subject to independent audit at year-end.

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Sales:
Global components	$2,988,950	$2,859,264	$8,869,394	$8,413,191
Global ECS	1,306,364	1,171,099	3,801,888	3,152,819
Consolidated	$4,295,314	$4,030,363	$12,671,282	$11,566,010

Operating income (loss):
Global components	$138,389	$151,663	$446,020	$458,388
Global ECS	39,653	38,338	131,437	118,347
Corporate (a)	(46,266)	(32,492)	(136,580)	(83,413)
Consolidated	$131,776	$157,509	$440,877	$493,322
(a)	Includes restructuring and integration charges of $11.0 million and $25.7 million for the third quarter and first nine months of 2008, respectively, and restructuring and integration charges of $4.5 million and $1.8 million for the third quarter and first nine months of 2007, respectively. Also includes a charge of $12.9 million related to the preference claim from 2001 for the first nine months of 2008.

This interim report is subject to independent audit at year-end.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications